Exhibit 23.1

kpmg
KPMG LLP
	Chartered Accountants	Telephone	(403) 691-8000
	2700 205 – 5th Avenue SW	Fax	(403) 691-8008
	Calgary AB T2P 4B9	Internet	www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of TC PipeLines GP, Inc., General Partner of TC PipeLines, LP

We consent to the incorporation by reference in the registration statement (No. 333-121537) on Form S-3 of TC PipeLines, LP of our report dated May 2, 2006 with respect to the consolidated balance sheets of TC PipeLines GP, Inc. as of December 31, 2005 and 2004, which report appears in the Form 8-K of TC PipeLines LP dated June 8, 2006, and to the reference to our firm under the heading “Experts” in the prospectus.

Chartered Accountants

Calgary, Canada

June 8, 2006

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of
KPMG International, a Swiss cooperative